EXHIBIT
-------

                       MUTUAL RELEASE AND SETTLEMENT AGREEMENT


      This MUTUAL RELEASE AND SETTLEMENT AGREEMENT is entered into this 9th day of August, 1996, by MICHAEL TALERICO, TALERICO ENTERPRISES, INC., an Arizona corporation (hereafter, collectively, "TALERICO"), and VIDEO UPDATE, INC., a Delaware corporation, (hereafter, "VUI" or "Video Update").

      1.0 On October 5, 1995 TALERICO and VUI entered a contract for a sale of assets from Talerico to VUI (hereafter, the "CONTRACT").

      2.0 Subsequent to the closing of the CONTRACT, various disputes arose between VUI and TALERICO concerning various alleged breaches of representations, warranties and obligations under the CONTRACT; as a result of these disputes, various claims and counterclaims were asserted in an action, presently pending in United States District Court for the District of Arizona. That action, Cause No. CIV-96-234-PHX-PGR, captioned TALERICO ENTERPRISES, INC., an Arizona corporation, and MICHAEL TALERICO, Plaintiffs, vs. VIDEO UPDATE, INC., a Delaware corporation, Defendant, shall hereafter be referred to as the "ACTION."

      3.0 TALERICO and VUI have reached an understanding and an amicable settlement with respect to all claims, disputes, and potential causes of action that exist now or might exist in the future, with regard to the CONTRACT or the ACTION.

      4.0 Therefore, in consideration of the payments and covenants set forth herein, TALERICO and VUI hereby mutually release and forever discharge each other, their agents, shareholders, officers, directors and employees, of and from any and all claims, demands, damages debts, liabilities, accounts, obligations, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, which they now have, or at any time heretofore ever had, owned or held, or would, shall or may hereafter have against each other, based upon or arising in any way out of or connected with, directly or indirectly, the CONTRACT or the ACTION.

      5.0 SUBJECT TO PARAGRAPHS 8.0 AND 8.1 HERETO, AS BETWEEN VUI AND TALERICO, THIS RELEASE SHALL FOREVER SETTLE, ADJUST AND DISCHARGE ALL CLAIMS OF WHATEVER KIND OR NATURE, EITHER IN LAW OR IN EQUITY, ARISING FROM OR BY REASON OF ANY AND ALL DAMAGES (KNOWN OR UNKNOWN) RESULTING OR TO RESULT FORM ANY ACT OR CONDUCT, ALLEGED OR ATTRIBUTABLE TO VUI OR TALERICO INCLUDING THEIR EMPLOYEES, AGENTS, OFFICERS OR DIRECTORS, ARISING IN ANY WAY OUT OF THE CONTRACT OR ACTION.

      6.0  AGREED TRANSFERS:

       I. VUI agrees to a payment of TWO HUNDRED AND TWENTY FIVE THOUSAND DOLLARS to TALERICO; TALERICO hereby acknowledges he has received these funds;

      II. VUI agrees to transfer to TALERICO 40,000 shares of Class A Common Stock, $.01 par value (the "Video Update Shares"), to be registered in accordance with paragraph (H), below, and subject to the terms, restrictions and conditions set forth below in paragraphs (A) - (N).

                              PROCEEDS GUARANTEE:

         (A) With respect to the first 10,000 Video Update Shares issued to Talerico, if the aggregate gross consideration received by Talerico in connection with the sale (the "First Sales Proceeds") in documented bona fide arm's length transactions of any of such 10,000 Video Update Shares (the "First Shares") during the period commencing April 9, 1997 and ending May 9, 1997 (the "First Measurement Period") does not equal or exceed the amount determined by multiplying the number of First Shares so sold by $10.00 (the "First Contemplated Proceeds"), then Video Update shall pay Talerico, by cash, check or wire, the amount by which the First Contemplated Proceeds exceeds the First Sales Proceeds by June 9, 1997.

         (B) With respect to the second 10,000 Video Update Shares issued to Talerico, if the aggregate gross consideration received by Talerico in connection with the sale (the "Second Sales Proceeds") in documented bona fide arm's length transactions of any of such 10,000 Video Update Shares (the "Second Shares") during the period commencing August 9, 1997 and ending September 9, 1997 (the "Second Measurement Period") does not equal or exceed the amount determined by multiplying the number of Second Shares so sold by $10.00 (the "Second Contemplated Proceeds"), then Video Update shall pay Talerico, by cash, check or wire, the amount by which the Second Contemplated Proceeds exceeds the Second Sales Proceeds by October 9, 1997.

         (C) With respect to the third 10,000 Video Update Shares issued to Talerico, if the aggregate gross consideration received by Talerico in connection with the sale (the "Third Sales Proceeds") in documented bona fide arm's length transactions of any of such 10,000 Video Update Shares (the "Third Shares") during the period commencing February 9, 1998 and ending March 9, 1998 (the "Third Measurement Period") does not equal or exceed the amount determined by multiplying the number of Third Shares so sold by $15.00 (the "Third Contemplated Proceeds"), then Video Update shall pay Talerico, by cash, check or wire, the amount by which the Third Contemplated Proceeds exceeds the Third Sales Proceeds by April 9, 1998.

         (D) With respect to the fourth 10,000 Video Update Shares issued to Talerico, if the aggregate gross consideration received by Talerico in connection with the sale (the "Fourth Sales Proceeds") in documented bona fide arm's length transactions of any of such 10,000 Video Update Shares (the "Fourth Shares") during the period commencing August 9, 1998 and ending September 9, 1998 (the "Fourth Measurement Period") does not equal or exceed the amount determined by multiplying the number of Fourth Shares so sold by $15.00 (the "Fourth Contemplated Proceeds"), then Video Update shall pay Talerico, by cash, check or wire, the amount by which the Fourth Contemplated Proceeds exceeds the Fourth Sales Proceeds by October 9, 1998.

         (E) EACH PROCEEDS GUARANTEE SHALL LAST NO LONGER THAN ITS APPLICABLE THIRTY DAYS MEASUREMENT PERIOD, AT WHICH TIME, THE PROCEEDS GUARANTEE IN FORCE SHALL FOREVER EXPIRE AS TO THE 10,000 SHARES THAT WERE SUBJECT TO THAT PROCEEDS GUARANTEE, AND NO FURTHER GUARANTEE SHALL BE EXTENDED AS TO THOSE SHARES. For example, with respect to 9,000 Video Update Shares sold in each of the First and Second Measurement Periods (an aggregate of 18,000 shares), if the First Sale Proceeds and the Second Sale Proceeds were $90,000 and $80,000 respectively, Talerico would be entitled to a deficiency payment in the amount of $10,000 for 9,000 shares sold during the Second Measurement Period, but not as to 1,000 shares not sold during the Second Measurement Period and not as to any shares that were or could have been sold in the First Measurement Period.

               INVESTMENT REPRESENTATION AS TO VIDEO UPDATE SHARES

Talerico represents and warrants to Video Update as follows:

         (F) RESTRICTIONS ON TRANSFER OR ENCUMBRANCE. Talerico hereby agrees that he has no intention to and will not resell or otherwise distribute or encumber such Video Update Shares in violation of any federal or state securities laws and understands and agrees that the Video Update Shares to be issued hereunder are restricted on transfer and must be held unless (i) they are registered under the Securities Act of 1933, as amended (the "Act") or (ii) an exemption from registration is available, and Video Update has received an opinion of counsel, in form and substance satisfactory to it, to such effect.

         (G) UNREGISTERED SECURITIES. Talerico understands that the Video Update Shares have not been registered under the Act, or the securities laws of any state, in reliance upon specific exemptions from registration thereunder, and agree that such Video Update Shares may be neither sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Act, applicable state securities laws and this Agreement. Talerico has been advised that Video Update shall register the Video Update Shares pursuant to this Agreement. Talerico understands that it is not anticipated that any market for resale of the Video Update Shares will exist until such registration is completed and that it may not be possible for Talerico to liquidate an investment in the Video Update Shares on an emergency basis. Talerico acknowledges that the following restrictive legends shall be placed on the reverse side of each certificate representing the Video Update Shares issued pursuant to this Agreement:

         "The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or under any state law and, except pursuant to an effective registration statement under the Act and other laws, may not be offered, sold, transferred, or otherwise disposed of without an opinion of counsel, satisfactory to the Company, that such disposition may be made without such registration.

         These Shares are subject to certain "lockup restrictions" agreed upon by the Holder and the Company and may not be offered, sold, transferred, or otherwise disposed of without an opinion of counsel, satisfactory to the Company, that such disposition may be made in compliance with such restrictions."

                             REGISTRATION RIGHTS

         (H) VUI shall register the 40,000 Video Update Shares issued to Talerico within eight months of the date of this Agreement. VUI shall bear all registration and qualification fees and expenses (excluding underwriters' discounts, commissions and expenses), and all legal, accounting or printing expenses related to such registration statement. In addition, Talerico shall bear the fees and costs of any separate counsel he may select.

         (I) In connection with such registration, to the extent permitted by law, Video Update will indemnify and hold harmless Talerico against any losses, claims, damages, or liabilities, joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or acts in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein ,or necessary to make the statements therein not misleading or arise out of any violation by Video Update of any rule or regulation promulgated under, or any provision of, the 1933 Act applicable to Video Update and relating to action or inaction required of Video Update in connection with any such registration; and will reimburse Talerico for any legal or other expenses reasonably incurred by him in connection with investigating or defending any such loss, claim , damage, liability, or action; provided, however, that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the written consent of Video Update (which consent shall not be unreasonably withheld) nor shall Video Update be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with information furnished in connection with registration by Talerico.

         (J) In addition, to the extent permitted by law, Talerico agrees to indemnify and hold harmless Video Update (and if in connection with an underwritten offering, the underwriter(s) of such offering) each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls Video Update within the meaning of the 1933 Act, and each agent and any underwriter for Video Update (within the meaning of the 1933 Act) against any losses, claims, damages, or liabilities to which Video Update or any such director, officer, controlling persons, agent, or underwriter may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities to which Video Update or any such director, officer, controlling person or agent, or underwriter may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with information furnished by Talerico for use in connection with such registration, and Talerico will reimburse any legal or other expenses reasonably incurred by Video Update or any such director, officer, controlling person, agent, or underwriter in connection with investigating or defending any such loss, claim, damage, liability, or action.

         (K) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this subsection, notify the indemnifying party who shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties.
 The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to his ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this subjection, but the omission so to notify the indemnifying party will not relieve him of any liability that he may have to any indemnified party otherwise than under this Section.

         (L) The registration rights under this Section may not be transferred to any transferee without Video Update's consent.

         (M) Notwithstanding anything to the contrary to this Section, Video Update shall not be required to register any Video Update Shares that may, at the time such registration would occur, be sold pursuant to Rule 144 under the 1933 Act.

                                    LOCKUP

         (N) Talerico agrees not to sell, transfer, grant an option for, pledge, hypothecate or encumber any Video Update Shares held by him (individually or beneficially) until April 9, 1997, and thereafter, no more than 10,000 Video Update Shares within any of the following periods: (1) April 9, 1997 to August 8, 1997, (2) August 9, 1997 to February 8, 1998, (3)
February 9, 1998 to August 8, 1998. Talerico shall furnish to VUI such information as to the actual or intended method of disposition of such securities as Video Update or its counsel shall request and as shall be required in connection with this section.

     III. VUI agrees to obtain a release of TALERICO's debt to Baker & Taylor arising from inventory purchases TALERICO made before the CONTRACT was executed, and agrees to provide TALERICO with a valid written release or satisfaction of judgment from Baker & Taylor, the receipt of which is acknowledged by TALERICO.

      IV. TALERICO also agrees to release to VUI all funds held in the escrow that was held in furtherance of the CONTRACT, and that the funds therein are now property of VUI, who acknowledges receipt of those funds.

       V. TALERICO agrees that concurrently with the execution of this MUTUAL RELEASE AND SETTLEMENT AGREEMENT, counsel for TALERICO shall deliver to counsel for VUI an executed Stipulation to Dismiss, With Prejudice, the ACTION for filing with the Court, and they will perform any other acts necessary for the Court to enter an Order of dismissal with prejudice, each party to bear his/its own costs and fees.

      7.0 TALERICO and VUI acknowledge that this MUTUAL RELEASE AND SETTLEMENT AGREEMENT is a compromise of disputed claims, and that the AGREEMENT and its terms and conditions are not to be construed as an admission of liability on the part of either TALERICO or VUI, both of whom enter into the AGREEMENT only to avoid the expense and uncertainty of further litigation and to protect their respective interests. The parties hereto acknowledge and declare that this MUTUAL RELEASE AND SETTLEMENT AGREEMENT is entered into in good faith and for no collusive purpose.

      8.0 INDEMNIFICATION: TALERICO agrees and promises that, in the event that any governmental entity or any other lien holder asserts or brings any claim, demand, action, or cause of action against VUI arising from or related to any debts or liabilities incurred by TALERICO in operating any or all of the six video stores transferred by the CONTRACT, TALERICO shall fully indemnify and hold harmless VUI and its directors, officers, employees and agents, and shall fully reimburse them for reasonable attorneys' fees and costs with respect to any such claim, demand, action, or cause of action, and shall pay any settlement or judgment against VUI with respect to any such claim, demand, action, or cause of action.

      8.1 PRIOR NOTICE: If VUI is presented with any claim, lien or demand which it believes arises from alleged debts or liabilities incurred by TALERICO or arising during TALERICO's operation of any or all of the six video stores transferred by the CONTRACT, VUI shall first notify TALERICO of such claim, lien or demand in the manner set forth in Section 14.0 below. Thereafter, TALERICO shall, within 21 calendar days of the date said notice is sent, submit a written response to VUI, either authorizing VUI to exercise setoff, or stating TALERICO's position and defenses concerning the claim, lien or demand, and any steps he intends to take concerning the claim, lien or demand. After such response is received, VUI may request additional information, or attempt to reach an agreement with TALERICO concerning any area of disagreement.

      8.2 RESOLUTION OF DISPUTES CONCERNING INDEMNIFICATION: If TALERICO fails to respond to the initial notice described in Section 8.1 or if VUI determines, after considering the response, that TALERICO's position is not acceptable, VUI may initiate setoff by either (a) canceling shares held by or owing to TALERICO and depositing in escrow the same number and class of shares owing to TALERICO or (2) depositing in escrow funds owing to TALERICO, but the amount of any such deposit of funds or cancellation of shares shall be limited to the amount reasonably necessary to reimburse VUI for the reasonably contemplated amount of the claim, demand or lien, including costs and attorneys fees. Such shares or funds shall be held in escrow until either (1) TALERICO and VUI agree in writing to their disposition; or (2) the validity and amount of the claimed setoff is determined, either by judgment or arbitration if arbitration is mutually agreed. In the event any such litigation or arbitration is required, reasonable costs and attorneys fees incurred therein shall be awarded to the "successful party," as defined under Arizona law.

      8.3 REAFFIRMATION OF SECTIONS 1.2, 7 AND 8: TALERICO reaffirms and agrees to continue to be bound by Sections 1.2, 7 and 8 of the CONTRACT, and the confidentiality, non-competition and other restrictions contained in Sections 7 and 8.

      9.0 CONFIDENTIALITY: TALERICO, VUI and their attorneys understand that the claims asserted by them and their counsel and this MUTUAL RELEASE AND SETTLEMENT AGREEMENT Release involve matters which are confidential, and as a consequence thereof, they hereby agree that they shall keep confidential and not disclose to any other person or entity, except as required by court order or other law or as a confidential communication with VUI bankers: (1) any information regarding any negotiations and/or correspondence regarding the claims asserted by them and/or on their behalf prior to entering into a Settlement Agreement, and (2) the substance and/or contents of this AGREEMENT, the settlement of the claim, or the agreements of the parties.

      9.1 TALERICO, VUI and their attorneys also agree that the terms and conditions of this MUTUAL RELEASE AND SETTLEMENT AGREEMENT will not be disclosed to anyone and shall remain confidential between the parties to this MUTUAL RELEASE AND SETTLEMENT AGREEMENT and the attorneys representing those parties. Only those disclosures required or compelled by court order or legal authority are to be made. If such disclosure is required, the disclosing party shall request or take steps to ensure that any further dissemination by the information recipient is precluded or restricted as narrowly as possible.


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

      10.0  This MUTUAL RELEASE AND SETTLEMENT AGREEMENT, complete in nine
(9) pages (plus two signature pages), contains all the terms and conditions of, and expresses the complete and only agreement between, TALERICO and VUI with respect to its subject matter. The terms of this AGREEMENT are contractual and not mere recitals. No change or modification to the MUTUAL RELEASE AND SETTLEMENT AGREEMENT shall be binding on any party unless it is in writing and executed by all parties.

      11.0 This MUTUAL RELEASE AND SETTLEMENT AGREEMENT shall be governed by the laws of the State of Arizona.

      12.0 If any one or more of the provisions of this MUTUAL RELEASE AND SETTLEMENT AGREEMENT shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make It or its application valid and enforceable and, in any event, the validity and enforceability of all other provisions of this MUTUAL RELEASE AND SETTLEMENT AGREEMENT shall not be affected.

      13.0 Each of the parties to this MUTUAL RELEASE AND SETTLEMENT AGREEMENT, or their authorized attorneys, has participated in the preparation and finalization of this MUTUAL RELEASE AND SETTLEMENT AGREEMENT, and for the purposes of the principles of law governing the construction of the terms of this MUTUAL RELEASE AND SETTLEMENT AGREEMENT, no party shall be deemed to be the drafter of the MUTUAL RELEASE AND SETTLEMENT AGREEMENT. Each of the parties acknowledges that their attorney(s) have reviewed and approved the MUTUAL RELEASE AND SETTLEMENT AGREEMENT as to form.

      14.0 Notices to either party shall be made in writing by delivery or mail addressed to the following addresses:

               Michael Talerico
               c/o Daryl M. Williams, Esq.
               BAIRD, WILLIAMS, DAVIS & SMITH
               340 E. Palm Lane, Suite 275
               Phoenix, AZ  85004

               Video Update, Inc.
               Attn:  Daniel Potter
               30 East 7th Street
               3100 World Trade Center
               St. Paul, MN  55101

      Notice shall be deemed to be given upon actual delivery or three business days after deposit in the U.S. Mail, postage prepaid.


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

      THE UNDERSIGNED HEREBY ACKNOWLEDGE AND REPRESENT THAT THEY HAVE READ THE MUTUAL RELEASE AND SETTLEMENT AGREEMENT IN ITS ENTIRETY, THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH THEIR ATTORNEY CONCERNING THE AGREEMENT, AND THAT THEY FULLY UNDERSTAND IT AND AGREE TO ITS TERMS AND CONDITIONS.

































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

DATE 10-24-96                          /S/ MICHAEL TALERICO
     --------                          --------------------
                                       Michael Talerico

STATE OF ARIZONA     )
                     ) SS:
County of MARICOPA   )
          --------

      SUBSCRIBED AND SWORN to before me this 24TH day of October, 1996, by Michael Talerico.

                                       /S/ KIMBERLY K. ERICKSON
                                       ------------------------
                                       NOTARY PUBLIC
My Commission Expires:

      6-16-2000
---------------------


DATE 10-24-96                          /S/ MICHAEL TALERICO
     --------                          --------------------
                                       TALERICO ENTERPRISES, INC.
                                       by Michael Talerico, its President

STATE OF ARIZONA     )
                     ) SS:
County of MARICOPA   )
          --------

      SUBSCRIBED AND SWORN to before me this 24TH day of October, 1996, by Michael Talerico, as President of Talerico Enterprises, Inc.

                                       /S/ KIMBERLY K. ERICKSON
                                       ------------------------
                                       NOTARY PUBLIC
My Commission Expires:

      6-16-2000
---------------------

DATE                                   /S/ DANIEL A. POTTER (CEO)
     --------                          --------------------------
                                       VIDEO UPDATE, INC.
                                       by Daniel Potter, its
                                       Chief Executive Officer

STATE OF ARIZONA     )
                     ) SS:
County of            )
          -----------

      SUBSCRIBED AND SWORN to before me this   day of August, 1996, by Daniel
Potter, as Chief Executive Officer of Video Update, Inc.

                                       /S/ ROSANNE NOVAK
                                       -----------------
                                       NOTARY PUBLIC
My Commission Expires:

     31 JANUARY, 2000
--------------------------

APPROVED AS TO FORM:

BAIRD, WILLIAMS, DAVIS & SMITH         O'CONNOR, BROUDE & ARONSON

/S/ J. ERNEST BAIRD                    /S/ LAWRENCE GENNARI
-------------------                    ---------------------
Daryl M. Williams, Esq.                Lawrence H. Gennari, Esq.
Baird, Williams, Davis & Smith         O'Connor, Broude & Aronson
340 E. Palm Lane                       Bay Colony Corporate Center
Suite 275                              Rte. 128 and Winter St.
Phoenix, Arizona  85004                950 Winter St., Suite 2300
Attorneys for Michael Talerico         Waltham, Mass.  02154
and Talerico Enterprises, Inc.         Attorneys for Video Update, Inc.


MITTEN, GOODWIN & RAUP

/S/ STEVEN P. KRAMER
--------------------
Steven P. Kramer
Mitten, Goodwin & Raup
3636 North Central Avenue, Ste. 1200
Phoenix, Arizona  85012
Attorneys for Video Update, Inc.





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